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                                   EXHIBIT A

                              CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement"), effective as of April 20,2001 between travelbyus, Inc. (the "Company"), a Texas corporation, and Steven Antebi (the "Consultant"). In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Purpose. The Company hereby engages Consultant as an independent consultant(and not as an agent, employee, partner or joint venturer) during the term specified hereinafter to render consulting advice to the Company upon the terms nd conditions as set forth herein.

      2. Term. This Agreement commenced effective as of April 20, 2001 through a period ending on July 19, 2001 (the "Term"), provided that the Company may terminate this Agreement at any time for any reason upon 30 days' prior written notice to the Consultant; provided further that the provisions of Sections 4 and 11-17 inclusive will survive termination of this Agreement.

      3.  Duties of Consultant.

      (a) During the Term, Consultant will provide the Company with such consulting advice as is reasonably requested by the Company with respect to financial planning and the development of a business plan as is reasonably requested by the Company. In performance of these duties, Consultant will provide the Company with the benefits of its reasonable judgment and efforts. Consultant's duties will include, but will not necessarily be limited to the following:

        (i) Advice concerning strategic issues, including alliance partnerships and joint ventures;

        (ii) Advice regarding the implementation of the Company's goals and plans;

       (iii) Advice regarding the existing and possible alternative financial structures for the Company;

        (iv) Advice concerning short and long range financial planning;

         (v) Advice regarding the formulation of business and financing goals and plans; and

        (vi) Use of Consultant's reasonable best endeavors to comply with all reasonable requests of the Company in relation to the performance of the duties of the Consultant hereunder. (b)

      (b) In connection with rendering its advice hereunder, Consultant and its employees and agents will be given reasonable access to the Company's officers, premises and records.

      (c) The Company acknowledges that Consultant's advice pursuant hereto does not and will not constitute any guarantee or other assurance as to the ability of the Company to accomplish whether in whole or in part any specific goals or plans of the Company.

      (d) The Company acknowledges that Consultant retains the right to provide consulting advice to other parties. Nothing herein contained will be construed to limit or restrict
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Consultant in conducting such business with respect to others, or in rendering advice to others or conducting any other business. During the Term the Consultant will not, however, provide consulting advice in favor of any other parties engaged in the same business as the Company without prior written consent of the Company, other than to affiliates of the Company.

     4. Compensation. In consideration for Consultant agreeing to provide and providing the consulting services to be rendered pursuant to this Agreement, the Company agrees to pay Consultant $500,000 by tendering to Consultant 2,200,000 shares of common stock of the Company, subject to adjustment as hereinafter provided (the "Shares"). The Shares will be issued to Consultant upon execution of this Agreement. The Shares will be promptly registered for resale under the Securities Act of 1933, as amended on Form S-8, but in no event later than two weeks following the date hereof. If, at any time from the date hereof through and including October 20, 2001, the Company shall issue any additional shares of its common stock by reason of any warrantholder's exercise of any warrants or any preferred shareholder's conversion of any shares of convertible preferred stock, whether such warrants or shares of convertible preferred stock have previously been or are hereafter issued by the Company("Dilutive Shares"), then the Consultant shall receive from the Company such number of additional shares of common stock of the Company ("Additional Shares") as would be required to maintain his existing ownership percentage in the Company, determined in accordance with the following equation (except that in no event shall more than 2,000,000 Additional Shares be issued to Consultant):

          S = S + X
          N   N +D

          Where: S = the 2,200,000 Shares issuable to Consultant upon the execution of this Agreement. N = all of the issued and outstanding shares of common stock of the Company as of the close of business on April 20, 2001 (including the 2,200,000 Shares issuable to Consultant upon the execution of this Agreement). X = the Additional Shares. D = the Dilutive Shares.

     5. Expenses. The Company will pay or promptly reimburse Consultant for the out-of-pocket expenses, including expenses for travel, lodging, and meals, which
(a) are incurred by Consultant in connection with the performance of services under this Agreement, (b) the Company either (i) authorizes in advance and confirms in writing or (ii)subsequently determines, in its sole discretion, to be reasonable under the circumstances, (c) are identified in an invoice submitted to the Company, and (d) are supported by receipts for individual expense items of Twenty-Five Dollars ($25) or more.

     6. Proprietary Information. Consultant agrees that, except as appropriate to carry out its duties under this Agreement or as required by law (in the opinion of Consultant's counsel), it will not use or disclose, without the Company's prior consent, any information furnished or disclosed (whether before or after the date hereof) to Consultant by the Company or its employees, agents or representatives, including without limitation any of the Company's trade secrets or other proprietary information or information concerning the Company's current and any future proposed operations, services or products; provided that Consultant's obligations of nonuse and nondisclosure under this provision will not be deemed to restrict the use and/or disclosure of information that (a) is or becomes publicly known or within the public domain without a breach of this agreement, (b) Consultant can establish was known to it prior to its
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receipt thereof, or (c) has been or is subsequently disclosed to Consultant by a third person who is not under an obligation of confidence to the Company or any of its affiliates.

     7. Representations and Warranties of the Company. The Company represents and warrants to Consultant as follows: (a) The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Texas and has all corporate power and authority, and all corporate authorizations, necessary to enable it to enter into this Agreement and carry out the transactions that are the subject of this Agreement. (b) This Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. (c) When issued and registered as provided in this Agreement, the Shares will be duly and validly issued, fully paid and nonassessable, free and clear of any liens or encumbrances, and will be free of restrictions on transfer except for such restrictions, if any, as may be imposed under applicable securities laws. (d) When issued as provided in this Agreement, the Shares will have been registered with the Securities and Exchange Commission and qualified in the State of Texas under the Texas Corporate Securities Laws of 1968, as amended, or exempt from such qualification.

     8. Representations and Warranties of the Company. The Consultant represents and warrants to the Company that this Agreement is a valid and binding agreement of the Consultant, enforceable against the Consultant in accordance with its terms.

     9. Assignment. This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) without prior written consent of the other party, but, subject to the foregoing limitation, this Agreement will be binding upon and inure to the benefit of the respective successors, assigns and legal representatives of the parties.

     10. Notices and Other Communications. Any notice or other communication required or permitted to be given under this Agreement must be in writing and will be deemed effective when delivered in person or transmitted by a facsimile process (with a prompt written confirmation) or, if outside the hours of 9:00 a.m. to 5:00 p.m. on any business day in the jurisdiction of the addressee, will be deemed to be given at 9:00 a.m. on the next business day, or on the third business day after the day on which mailed from within the United States of America, to the following addresses (or to any other address subsequently specified by the person to whom the notice or other communication is sent):

          If to the Consultant:

          Steven Antebi
               c/o Fontenelle LLC
               345 North Maple Drive, Suite 358
               Beverly Hills, California 90210
               Facsimile Number: (310) 476-1338

          If to the Company:

          travelbyus, Inc.:

               700 North Pearl Street
               Suite 2170
               Dallas, Texas 72501
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               Attention: William Kerby
               Facsimile Number: (604) 541-2450

          With a copy (not constituting notice) to:

               David G. Edwards
               Derpken Keevican & Weiss
               USX Tower, 58th Floor
               600 Grant Street
               Pittsburg, PA 15219
               Facsimile Number: (412) 355-2609

          For the purposes of this Agreement, "business day" will refer to a day in which trading banks are open for business.

     11. Captions. The headings of the sections of this Agreement are intended solely for convenience of reference and are not intended and will not be deemed for any purpose whatever to modify or explain or place any construction upon any of the provisions of this Agreement.

     12. Attorneys' Fees. In the event any party hereto will institute an action to enforce any rights hereunder, the prevailing party in such action will be entitled, in addition to any other relief granted, to reasonable attorneys' fees and costs.

     13. Entire Agreement. This Agreement, constitutes the entire agreement between the parties hereto pertaining to the consulting relationship of the parties and supersede all prior and contemporaneous agreements and understandings of the parties, and there are no representations, warranties or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, amendment, waiver or termination of this Agreement will be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any provision hereof (whether or not similar), nor will waiver constitute a continuing waiver.

     14. Indemnification by the Company and the Consultant. (a) Consultant hereby agrees to indemnify and save the Company and hold the Company harmless in respect of all causes of actions, liabilities, costs, charges and expenses, loss and damage (including consequential loss) suffered or incurred by the Company (including legal fees) arising from any negligent act or omission of the Consultant or its employees, servants and agents and /or arising from any material breach by Consultant or any of its employees, servants and agents of any of the terms and conditions imposed on the Consultant pursuant to this Agreement. (b) The Company hereby agrees to indemnify and save Consultant and hold Consultant harmless in respect of all causes of actions, liabilities, costs, charges and expenses, loss and damage (including consequential loss) suffered or incurred by the Consultant (including legal fees) arising from any willful or grossly negligent act or omission of the Company or its employees, servants and agents and/or arising from material breach by the Company or any of its employees, servants and agents of any of the terms and conditions imposed on the Company pursuant to this Agreement. (c) No party will be liable to any other party hereunder for any claim covered by insurance, except to the extent that the liability of such party exceeds the amount of such
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insurance coverage. Nothing in this clause (c) will be construed to reduce insurance coverage to which any party may otherwise be entitled.

     15. Severability. If any provision or portion of a provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, that provision or portion will be excluded from this Agreement, but only to the extent of such prohibition or unenforceability, and the balance of the Agreement will be interpreted as if that provision or portion were so excluded, and will be enforceable in accordance with its terms.

     16. Governing Law. This Agreement will be governed by, and construed under, the laws of the State of California entered into and to be performed entirely within California. Venue for any actions hall be in the appropriate state or federal court within Los Angeles County.

     17. Counterparts. This Agreement may be executed in counterparts. All of such counterparts will constitute one and the same agreement. The Company and Consultant agree that facsimile signatures of this Agreement will be deemed a valid and binding execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this day and year first above written. Company:


                              travelbyus, Inc.,
                              a Texas corporation


                              By: /s/ William Kerby
                                  ---------------------------
                                  William Kerby
                                  Chief Executive Officer


                              Consultant:


                              /s/ Steven Antebi
                              ---------------------------
                              Steven Antebi